UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2007

MACQUARIE INFRASTRUCTURE COMPANY LLC
(Exact name of registrant as specified in its charter)

Delaware	001-32384	43-2052503
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

125 West 55th Street, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 231-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS
This filing contains forward-looking statements. We may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond the Company’s control including, among other things: its ability to successfully integrate and manage acquired businesses, including the ability to retain or replace qualified employees, manage growth, make and finance future acquisitions, service, comply with the terms of and refinance debt, and implement its strategy; decisions made by persons who control its investments including the distribution of dividends; its regulatory environment for purposes of establishing rate structures and monitoring quality of service; changes in general economic or business conditions, or demographic trends, including changes to the political environment, economy, tourism, construction and transportation costs, changes in air travel, automobile usage, fuel and gas costs, including the ability to recover increases in these costs from customers; reliance on sole or limited source suppliers, particularly in our gas utility business; foreign exchange fluctuations; environmental risks; and changes in U.S. federal tax law.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which we are not currently aware could also cause our actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Bank Limited and its worldwide subsidiaries and affiliates.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 17, 2007, Macquarie Infrastructure Company LLC (together with its subsidiaries, “MIC”), through a wholly-owned subsidiary, completed the acquisition of all membership interests in SJJC Aviation Services, LLC (“Jet Center”) from San Jose Jet Center Inc, ACM Aviation Inc., (collectively, the “Seller”) and certain beneficial owners of the Seller. Jet Center owns and operates 2 fixed-based operations at San Jose Mineta International Airport.

The purchase price for the acquisition of 100% of the membership interests in Jet Center was approximately $163.4 million. This purchase price includes funding of integration costs, transaction fees and funding of debt service reserve. Approximately $12.3 million of the purchase price paid by MIC was used to repay Jet Center’s outstanding debt. The transaction fees incurred by MIC include the payment of approximately $2.0 million to Macquarie Securities (USA) Inc. (“MSUSA”) in its capacity as financial advisor to MIC.

MIC partially funded the acquisition with a $60.0 million drawdown on MIC’s revolving acquisition facility and cash. The remaining purchase price was funded with $80.0 million of term loan under Jet Center’s stand alone credit facility. In addition, Jet Center drew approximately $2.1 million on the working capital portion of the facility for the reimbursement of certain costs incurred by the Seller for the construction of a hangar. The facility was provided by The Governor and Company of the Bank of Ireland and Bayerische Landesbank, New York Branch.

The key terms of the facility are outlined in the table below:

Term	Detail and Comment
Borrower	Jet Center
Guarantor	Macquarie FBO Holdings LLC and each subsidiary of the Borrower
Facilities	▪ $80.0 million bridge term loan facility ▪ $5.0 million working capital revolving facility
Term	2 years (matures August 17, 2009)
Interest rate	LIBOR plus 1.70%
Amortization	Payable at maturity
Interest rate hedging	100% of the term loan are hedged at the following rates (not including interest margin):
	Notional Amount 80.0 million	Start Date 9/28/07	End Date 9/30/09	Fixed Rate 5.4420%
Security	All equity and assets (including FBO leases and material contracts) of the Borrower and its subsidiaries, with limited exceptions
Debt service reserve	3 months of debt service

Distribution lock-up financial tests	12-month forward and 12-month backward debt service cover ratio < 1.5x
Adjusted Minimum adjusted EBITDA (Borrower plus Atlantic Aviation):
	Year 2007 2008 2009	Minimum Adjusted EBITDA 88.39 million 94.89 million 103.00 million
Minimum adjusted EBITDA (Borrower):
	Year September 30, 2008 December 31, 2008 and thereafter	Minimum Adjusted EBITDA 10.14 million 10.97 million
Mandatory prepayments
If any distribution lock-up test is not met for two consecutive quarters
Otherwise with proceeds from certain sales of assets, issuance of debt or equity, insurance proceeds or FBO lease termination or compensation payments.

Macquarie Contribution Agreement	Macquarie FBO Holdings LLC has agreed to contribute equity to fund required capital expenditures under the FBO leases if existing funding is insufficient.
Event of default financial triggers	If backward debt service coverage < 1.2x in any quarter

The facility otherwise includes customary representation and warranties, covenants and events of default. MIC intends to refinance Jet Center’s term loan facility as part of the refinancing of all outstanding debt within the airport services business.

Financial statements and pro forma financial information of Jet Center for the year ended December 31, 2006 and the three months ended March 31, 2007 have been previously disclosed in a current report on Form 8-K/A filed on June 25, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE COMPANY LLC

Date: August 22, 2007	By:	/s/ Peter Stokes
Name: Peter Stokes
Title: Chief Executive Officer